Exhibit 99.2

ZBB Energy Achieves Milestone Performance Results for
Energy Storage System with PG&E in California

•

Proof of systems’ reliability and robustness pave the way for accelerated marketing initiatives

Milwaukee, WI – November 5, 2007 – ZBB Energy Corporation (AMEX: ZBB) today announced that its 500kWh energy storage system has achieved milestone performance results with the successful completion of continuous grid-connected, load following reliability testing at Pacific Gas and Electric (PG&E) in California.

Mr. Robert Parry, Chief Executive Officer of ZBB Energy, stated, “With the resulting data from the tests, this milestone achievement for our system paves the way for ZBB to accelerate our marketing initiatives in California and in other key market areas throughout the United States.  The results from this program clearly show the capabilities of our storage systems as a dynamic and interactive energy source with the clear capability of following the utility load profile and dispatching a meaningful amount of energy into the power grid in response to the utility’s demand.  The performance of the system, running unattended under independent testing over the entire 40 cycles, proves the reliability and robustness of our products.

We are grateful for the foresight and leadership in California of both the California Energy Commission and PG&E, and nationally from the US Department of Energy in supporting the early adoption of our technology into the transmission and distribution network.”

Under a current contract with the California Energy Commission, ZBB has to date delivered two 500kWh modular, transportable energy storage systems to PG&E for independent testing and evaluation.  The achievement of this current milestone represents the final stage in interfacing ZBB’s systems into the California transmission and distribution grid.  The on-site testing was conducted at PG&E’s San Ramon test facility and included independent data gathering and assessment by Sandia National Laboratories who manage the US Department of Energy’s energy storage program.

Commenting on the successful completion of the testing, Sandia National Laboratories, reported, “With California’s Renewables Portfolio Standard of 20% renewable energy by 2010, and the accelerated target of 33% renewable energy by 2020, it is likely that energy storage will need to play an increasingly important role in California’s power distribution system.  The continued testing of ZBB’s electrical energy storage technology will help in meeting these needs.”

About ZBB Energy Corporation

ZBB Energy Corporation develops and manufactures distributed energy storage solutions based on the Company’s proprietary zinc-bromine rechargeable electrical energy storage technology. The unique, modular construction of the Company’s core 50 kWh product enables ZBB’s battery to be sized and packaged as a fully customized, large format, energy storage system. This scaleable, mobile system is ideally suited for a number of large market applications.

Safe Harbor

Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

Robert Parry

Chief Executive Officer

ZBB Energy Corporation

T: 262.253.9800

Email: rparry@zbbenergy.com

Stan Altschuler / Ryan Daniels

Strategic Growth International

T: 212.838.1444

Email: saltschuler@sgi-ir.com